EXHIBIT 3.10

                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                          Secretary of the Commonwealth
             ONE ASHBURTON PLACE, BOSTON, MASSSACHUSETTS 02108-1512

                            CERTIFICATE OF CORRECTION
                     General Laws, Chapter 156B, Section 72




1.    Exact name of corporation: Luxtec Corporation

2.    Document  to  be   corrected:   Certificate   of  Vote  of   Directors
      Establishing A Series of A Class of Stock

3. The above mentioned document was filed with the Secretary of the Commonwealth on September 19, 1996.

4.    Please state the inaccuracy or defect in said document:

5. Justin P. Morreale, one of the officers of Luxtec Corporation who signed the Certificate of Vote of Directors Establishing A series of Stock on behalf of Luxtec, was incorrectly referred to as the Clerk of the Corporation.

6.    Please state corrected version of the document:


      Justin  P.  Morreale  is  actually  the  Assistant   Clerk  of  Luxtec
      Corporation.




Note: This correction should be signed by the person(s) required by law to sign the original document.
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SIGNED UNDER THE PENALTIES OF PERJURY, this 4th day of October, 1996,


                                                      President/ *Vice President
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                                                         Clerk/ *Assistant Clerk
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*Delete the inapplicable words.

Note: If the accuracy of defect to be corrected is not apparent on the face of the document, minutes of the meeting substantiating the error must be filed with the certificate. Additional information may be provided on separate 8 1/2 x 11" sheets of white paper with a left margin of at least 1 inch.